Exhibit 99 (a)



Excellence in Electronics, Telecommunications, Automotive, Publishing
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                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE     CONTACT: INVESTORS:   DAVID A. KAUER             MEDIA: MELODYE DEMASTUS
                                                VICE PRESIDENT AND                MELROSE CONSULTING
                                                CHIEF FINANCIAL OFFICER           (614) 771-0860
                                                (614) 792-0468

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                  INSILCO HOLDING CO. TO CLOSE BUFFALO FACILITY

                    MCKENICA DIVISION TO SHUTDOWN IN 60 DAYS



         COLUMBUS, OHIO, MAY 26, 1999 - INSILCO HOLDING CO. (OTC BULLETIN BOARD:
INSL) today reported that it planned to close its Buffalo-based McKenica division by the end of July, 1999. McKenica, a manufacturer of heat exchanger tube mills and related capital equipment, recorded sales of $7.1 million in 1998. McKenica currently employs 54 employees at its Buffalo plant.

         Robert L. Smialek, Insilco Chairman and CEO, said, "We regret the impact the McKenica closing will have on our employees and customers. Unfortunately, the markets that McKenica serves, in particular the Asian market, remain very weak. We have attempted, without success, to streamline McKenica's operations and reduce expenses to a level that current sales could support, as well as sought a buyer for McKenica. Regrettably, we have no alternative at this time but to close this operation."

         Insilco Holding Co., based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business serves the school yearbook market. It had revenues in 1998 of $535.6 million.

Investor Relations Contact: David A. Kauer or Stephen Smith, (614) 792-0468 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.
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